News Release

Contact: Robert M. Plante
Vice President & Chief Financial Officer
P.O. Box 206, Whippany, NJ 07981-0206
Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces Results for
Fiscal 2005 Second Quarter

Whippany, New Jersey, May 5, 2005 — Suburban Propane Partners, L.P. (the "Partnership") (NYSE:SPH), a marketer of propane gas, fuel oil and related products and services nationwide, today announced its results for the three months ended March 26, 2005.

Net income for the second quarter of fiscal 2005 was $65.5 million, or $1.91 per Common Unit, compared to net income of $92.6 million, or $2.68 per Common Unit, for the second quarter of fiscal 2004, a decrease of $27.1 million, or 29.3%. Earnings before interest, taxes, depreciation and amortization ("EBITDA") of $85.2 million decreased $27.4 million, or 24.3%, compared to $112.6 million for the prior year quarter.

Net income and EBITDA for the prior year quarter included the net favorable impact of $6.4 million from certain significant items, mainly related to (i) a $14.2 million gain from the sale of ten customer service centers in Texas, Oklahoma, Missouri and Kansas considered to be non-strategic; (ii) a non-cash charge of $5.6 million included within cost of products sold related to the settlement of futures contracts which were marked-to-market under purchase accounting for our December 2003 Agway Energy acquisition; and, (iii) a $2.2 million restructuring charge related to integration of certain back office functions and operations in the northeast.

Results for the fiscal 2005 second quarter were unfavorably affected by the combination of an erratic weather pattern and a highly volatile commodity environment. As reported by the National Oceanic and Atmospheric Administration, average temperatures in the Partnership's service territories for the second quarter of fiscal 2005 were 4% warmer than normal compared to 1% warmer than normal in the prior year quarter. Significantly warmer than normal temperatures during January and February 2005 (the most critical months of the heating season) were somewhat offset by a burst of cold weather in March 2005. Average temperatures across the Partnership's service areas in January 2005 were 8% warmer than normal, compared to 2% colder than normal in January 2004.

In the commodities markets, the average posted prices of propane and fuel oil during the second quarter of fiscal 2005 increased 17% and 47%, respectively, compared to the average posted prices in the prior year quarter. The combined effects of warm weather and high energy prices continued to impact residential and commercial volumes. As a result, retail propane gallons sold in the second quarter of fiscal 2005 decreased 20.8 million gallons, or 9.5%, to 199.1 million gallons from 219.9 million gallons in the prior year quarter. Sales of fuel oil and other refined fuels amounted to 92.9 million gallons during the second quarter of fiscal 2005 compared to 104.2 million gallons in the prior year quarter, a decrease of 10.8%.

Revenues from the distribution of propane and related activities of $360.8 million in the second quarter of fiscal 2005 increased $7.2 million, or 2.0%, compared to $353.6 million in the prior year quarter, primarily due to the impact of higher average selling prices in line with the aforementioned significantly higher product costs, offset to an extent by the impact of 9.5% lower volumes. During the second quarter of fiscal 2005, fuel oil prices experienced unprecedented high levels and extreme volatility. Revenues from the distribution of fuel oil and other refined fuels of $158.0 million in the second quarter of fiscal 2005 increased $10.0 million, or 6.8%, from $148.0 million in the prior year quarter. Margin opportunities in our refined fuels segment were significantly restricted as a result of a pricing program that pre-established a maximum price per gallon. Our practice is to hedge a significant portion of the expected volumes under this program. However, the cost to hedge this pricing program for the February and March period became prohibitive as a result of the significant market volatility.

Results for the second quarter of fiscal 2005 were favorably impacted by a 9.8% increase in revenues from the marketing of natural gas and electricity in deregulated markets, which increased to $39.3 million from $35.8 million in the prior year quarter as a result of higher natural gas volumes and higher average selling prices. Revenues in our HVAC segment declined 2.5%, to $27.1 million during the second quarter of fiscal 2005 compared to $27.8 million in the prior year quarter.

Combined operating and general and administrative expenses of $122.6 million decreased $2.2 million, or 1.8%, compared to the prior year quarter of $124.8 million. The decrease in combined operating and general and administrative expenses is primarily attributable to the effect of lower compensation and benefit related expenses, offset to an extent by increased professional services expenses associated with the compliance requirements of the Sarbanes-Oxley Act of 2002 and higher costs to operate the Partnership's fleet. Operating expenses in the fiscal 2005 second quarter include a $2.8 million unrealized (non-cash) loss attributable to the mark-to-market on derivative instruments ("FAS 133"), compared to a $1.1 million unrealized (non-cash) gain in the prior year quarter attributable to FAS 133.

Depreciation and amortization expense of $9.2 million remained unchanged from the prior year quarter, while net interest expense of $10.5 million decreased $0.3 million, or 2.8%, from $10.8 million in the prior year quarter as a result of the repayment in the fourth quarter of fiscal 2004 of $42.5 million principal amount of the Partnership's 7.54% senior notes.

As previously announced, on March 31, 2005 (shortly after the end of the second quarter of fiscal 2005) the Partnership completed the refinancing of $297.5 million outstanding aggregate principal amount of 7.54% senior notes due 2011 and $42.5 million outstanding aggregate principal amount of 7.37% senior notes due 2012 (the "Refinancing"). The Refinancing replaced the annual cash requirement of $42.5 million for principal amortization under the 7.54% senior notes and the 7.37% senior notes with a $125.0 million five-year term loan facility and $250.0 million of 6.875% senior notes due 2013, significantly extending the Partnership's debt maturities and eliminating refinancing risk over the next five years. The Refinancing is also expected to reduce the Partnership's annual interest expense for at least the next five years.

In announcing these results, President and Chief Executive Officer Mark A. Alexander said, "The near record warm weather in January, combined with an environment of unprecedented volatility in the commodities markets, made it a difficult and challenging quarter for us. We are proud of the entire Suburban team for the way they responded by keeping their attention squarely focused on delivering value and satisfaction to our customers. Even during these challenging times, we continued to take steps to strengthen our financial position and improve our financial flexibility, including through the refinancing of our senior notes."

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through more than 370 customer service centers in 30 states.

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Suburban Propane Partners, L.P. and Subsidiaries
Consolidated Statements of Operations
For the Three and Six Months Ended March 26, 2005 and March 27, 2004
(in thousands, except per unit amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	March 26, 2005	March 27, 2004	March 26, 2005	March 27, 2004

Revenues
Propane	$360,830	$353,618	$619,613	$546,758
Fuel oil and refined fuels	157,963	147,952	266,223	151,355
Natural gas and electricity	39,265	35,770	61,753	37,498
HVAC	27,104	27,750	59,274	43,602
All other	2,207	2,234	4,552	3,683
	587,369	567,324	1,011,415	782,896

Costs and expenses
Cost of products sold	380,515	342,558	653,955	449,978
Operating	110,379	107,454	206,045	167,903
General and administrative	12,207	17,392	23,175	27,894
Restructuring costs	—	2,179	—	2,179
Depreciation and amortization	9,198	9,223	18,317	16,452
	512,299	478,806	901,492	664,406

Income before interest expense and provision for income taxes	75,070	88,518	109,923	118,490
Interest expense, net	10,480	10,770	20,343	20,481

Income before provision for income taxes	64,590	77,748	89,580	98,009
Provision for income taxes	109	83	198	166
Income from continuing operations	64,481	77,665	89,382	97,843
Discontinued operations:
Gain on sale of customer service centers	976	14,205	976	14,205
Income from discontinued customer service centers	—	690	—	603

Net income	$65,457	$92,560	$90,358	$112,651
General Partner's interest in net income	$2,034	$2,616	$2,808	$3,124
Limited Partners' interest in net income	$63,423	$89,944	$87,550	$109,527

Income from continuing operations per Common Unit — basic (a)	$1.89	$2.26	$2.66	$3.03
Discontinued operations	$0.02	$0.42	$0.03	$0.44
Net income per Common Unit — basic (a)	$1.91	$2.68	$2.69	$3.47
Weighted average number of Common Units outstanding — basic	30,277	30,257	30,273	28,942

Income from continuing operations per Common Unit — diluted (a)	$1.88	$2.25	$2.65	$3.02
Discontinued operations	$0.02	$0.42	$0.02	$0.43
Net income per Common Unit — diluted (a)	$1.90	$2.67	$2.67	$3.45
Weighted average number of Common Units outstanding — diluted	30,405	30,372	30,414	29,053

Supplemental Information:
EBITDA (b)	$85,244	$112,636	$129,216	$149,750
Retail gallons sold:
Propane	199,124	219,945	340,904	351,862
Fuel oil and refined fuels	92,886	104,157	158,792	112,215

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(a)	Computations of earnings per Common Unit reflect the adoption of Emerging Issues Task Force ("EITF") consensus 03-6 "Participating Securities and the Two-Class Method Under FAS 128" ("EITF 03-6") which requires, among other things, the use of the two-class method of computing earnings per unit when participating securities exist. The two-class method is an earnings allocation formula that computes earnings per unit for each class of common unit and participating security according to distributions declared and the participating rights in undistributed earnings, as if all of the earnings were distributed to the limited partners and the general partner. The earnings per Common Unit computations for all periods presented reflect the application of EITF 03-6. Computation of earnings per common unit under EITF 03-6 resulted in a negative impact of $0.18 and $0.20 per Common Unit for the three and six months ended March 26, 2005, respectively, and $0.29 and $0.31 for the three and six months ended March 27, 2004, respectively, compared to the computation under FAS 128.

(b)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Our management uses EBITDA as a measure of liquidity and we are including it because we believe that it provides our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units. Moreover, certain of our debt agreements require us to use EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA is not a recognized term under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA, as determined by us, excludes some, but not all, items that affect net income, it may not be comparable to EBITDA or similarly titled measures used by other companies. The following table sets forth (i) our calculation of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended		Six Months Ended
	March 26, 2005	March 27, 2004	March 26, 2005	March 27, 2004

Net income	$65,457	$92,560	$90,358	$112,651
Add:
Provision for income taxes	109	83	198	166
Interest expense, net	10,480	10,770	20,343	20,481
Depreciation and amortization	9,198	9,223	18,317	16,452
EBITDA	85,244	112,636	129,216	149,750
Add (subtract):
Provision for income taxes	(109)	(83)	(198)	(166)
Interest expense, net	(10,480)	(10,770)	(20,343)	(20,481)
Gain on disposal of property, plant and equipment, net	(860)	(79)	(1,067)	(161)
Gain on sale of customer service centers	(976)	(14,205)	(976)	(14,205)
Changes in working capital and other assets and liabilities	(65,288)	(75,726)	(128,728)	(91,403)
Net cash provided by (used in)
Operating activities	$7,531	$11,773	$(22,096)	$23,334
Investing activities	$(5,035)	$15,355	$(12,944)	$(199,640)
Financing activities	$(1,443)	$(18,348)	$(1,539)	$221,967